Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 21, 2025, relating to the financial statements of SelectQuote, Inc. and the effectiveness of SelectQuote, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SelectQuote, Inc. for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 7, 2025